Exhibit 99.1

JAMES RIVER ANNOUNCES SECOND QUARTER
2022 RESULTS

▪Second quarter 2022 net income available to common shareholders of $5.0 million ($0.13 per diluted share). Adjusted net operating income1 of $20.0 million ($0.52 per diluted share) resulted in an adjusted net operating return on tangible common equity1 of 19.9% for the second quarter of 2022.
▪The second quarter 2022 Group combined ratio was 91.0%. The Company's largest segment, Excess and Surplus Lines ("E&S"), produced a combined ratio of 83.8%.
▪E&S segment gross written premium grew 24.6% compared to the prior year quarter, buoyed by resurgent renewal pricing increases of 14.1%, with broad strength across the segment's underwriting divisions.
▪Year to date combined ratio of 94.2% and adjusted net operating return on tangible common equity1 of 15.5%.

Pembroke, Bermuda, August 1, 2022 - James River Group Holdings, Ltd. ("James River" or the "Company") (NASDAQ: JRVR) today reported second quarter 2022 net income available to common shareholders of $5.0 million ($0.13 per diluted share), compared to $20.8 million ($0.60 per diluted share) for the second quarter of 2021. Adjusted net operating income1 for the second quarter of 2022 was $20.0 million ($0.52 per diluted share), compared to $18.8 million ($0.54 per diluted share) for the same period in 2021.
1 Adjusted net operating income and adjusted net operating return on tangible common equity are non-GAAP financial measures. See “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” at the end of this press release.

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Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda
Mailing address ● P.O. Box 1502, Hamilton HM FX, Bermuda
Tel 441.278.4580 ● Fax 441.278.4588

JRVR Announces Second Quarter 2022 Results

August 1, 2022

Earnings Per Diluted Share	Three Months Ended June 30,
	2022	2021

Net Income	$0.13	$0.60
Adjusted Net Operating Income[1]	$0.52	$0.54

1 See "Reconciliation of Non-GAAP Measures" below.

Frank D'Orazio, the Company’s Chief Executive Officer, commented, “Our strong start to 2022 continued in the second quarter, as our results reflect an acute focus on underwriting profitability and risk management, as well as our leadership position in the E&S market. Robust performance across our underwriting segments, and investments, contributed to an adjusted net operating return on tangible common equity of 19.9% this quarter. Our E&S segment results were particularly strong with accelerating premium growth supported by renewal rate increases, and continued attractive underwriting margins. We remain disciplined in managing the business, as premium in our workers' compensation unit and Casualty Reinsurance segment declined in accordance with our stated plan, given more attractive relative opportunities in the portfolio.”
Second Quarter 2022 Operating Results
•Gross written premium of $399.7 million, consisting of the following:

	Three Months Ended June 30,
($ in thousands)	2022	2021	% Change
Excess and Surplus Lines	$266,635	$214,014	25%
Specialty Admitted Insurance	124,967	129,189	(3)%
Casualty Reinsurance	8,112	36,943	(78)%
	$399,714	$380,146	5%

•Net written premium of $194.7 million, consisting of the following:

	Three Months Ended June 30,
($ in thousands)	2022	2021	% Change
Excess and Surplus Lines	$166,004	$135,163	23%
Specialty Admitted Insurance	18,390	21,498	(14)%
Casualty Reinsurance	10,297	36,943	(72)%
	$194,691	$193,604	1%

•Net earned premium of $186.3 million, consisting of the following:

	Three Months Ended June 30,
($ in thousands)	2022	2021	% Change
Excess and Surplus Lines	$137,884	$117,945	17%
Specialty Admitted Insurance	18,141	18,595	(2)%
Casualty Reinsurance	30,237	36,165	(16)%
	$186,262	$172,705	8%

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JRVR Announces Second Quarter 2022 Results

August 1, 2022
•E&S gross written premium increased 24.6% compared to the prior year quarter, with eleven out of thirteen underwriting divisions experiencing growth and ten of the underwriting divisions reporting double-digit growth for the second consecutive quarter. Renewal rate increases were 14.1% during the second quarter of 2022, representing the twenty-second consecutive quarter of renewal rate increases compounding to 58.1%.
•Gross written premium for the Specialty Admitted Insurance segment declined 3.3% from the prior year quarter. The driver of the decline was a combined 13.7% reduction to premium from our individual risk workers' compensation business and our large workers' compensation fronted program. The remaining segment premium increased 2.2% despite the loss of a fronting partner that was acquired at the end of 2021. The segment added additional fronted programs during the quarter.
•Gross written premium in the Casualty Reinsurance segment decreased 78.0% from the prior year quarter primarily driven by the non-renewal of several treaties and lower participation on certain ongoing treaties. The decline in gross written premium is consistent with our previously announced strategy for this segment. Since the earning patterns of the business can extend over multiple years, changes in net earned premium for this segment will lag the expected decline in gross and net written premium.
•Pre-tax favorable (unfavorable) reserve development by segment was as follows:

	Three Months Ended June 30,
($ in thousands)	2022	2021
Excess and Surplus Lines	$32	$7,459
Specialty Admitted Insurance	1,545	1,000
Casualty Reinsurance	0	(5,009)
	$1,577	$3,450
•Prior year reserve development during the second quarter of 2022 totaled $1.6 million and was primarily from the Specialty Admitted segment.
•Gross fee income was as follows:

	Three Months Ended June 30,
($ in thousands)	2022	2021	% Change
Specialty Admitted Insurance	$5,875	$5,434	8%
•The consolidated expense ratio was 25.8% for the second quarter of 2022, down slightly from 26.0% in the prior year second quarter. The expense ratio benefited from 7.8% growth in net earned premium and 8.1% growth in fee income, while underwriting expenses increased at a slightly lower rate.

Investment Results
Net investment income for the second quarter of 2022 was $14.7 million, an increase of 2.5% compared to $14.3 million for the same period in 2021. Income from fixed maturities and equities increased due to higher yields, while income from renewable energy and other private investments declined from the prior year period primarily due to market volatility.
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JRVR Announces Second Quarter 2022 Results

August 1, 2022
The Company’s net investment income consisted of the following:

	Three Months Ended June 30,
($ in thousands)	2022	2021	% Change
Renewable Energy Investments	$253	$399	(37)%
Other Private Investments	(743)	435	NM
All Other Net Investment Income	15,195	13,514	12%
Total Net Investment Income	$14,705	$14,348	2%
The Company’s annualized gross investment yield on average fixed maturity, bank loan and equity securities for the three months ended June 30, 2022 was 3.4% (versus 2.8% for the three months ended June 30, 2021). The investment yield increased primarily as a result of higher market yields on fixed maturity securities and bank loans.
Net realized and unrealized losses on investments of $17.1 million for the three months ended June 30, 2022 compares to net realized and unrealized gains on investments of $3.5 million in the prior year quarter. The majority of the realized and unrealized losses during the second quarter of 2022 were related to changes in fair values of our secured bank loan portfolio and, to a lesser extent, preferred stock holdings.
Taxes
Generally the Company's effective tax rate fluctuates from period to period based on the relative mix of income reported by country and the respective tax rates imposed by each tax jurisdiction. The tax rate for the three months ended June 30, 2022 was 25.3%. The rate is impacted by the geographic mix of income.
Tangible Equity
Tangible equity2 of $521.6 million at June 30, 2022 declined 9.3% compared to tangible equity of $574.8 million at March 31, 2022, as net income available to common shareholders was offset by an increase in unrealized losses in the Company's fixed maturity portfolio. Accumulated other comprehensive (loss) income declined by $58.6 million during the second quarter of 2022, with higher interest rates and credit spreads driving a decline in the value of the Company's fixed maturity securities.
Capital Management
The Company announced that its Board of Directors declared a cash dividend of $0.05 per common share. This dividend is payable on Friday, September 30, 2022 to all shareholders of record on Monday, September 12, 2022.
2 Tangible equity is a non-GAAP financial measure. See “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” at the end of this press release.
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JRVR Announces Second Quarter 2022 Results

August 1, 2022
Conference Call
James River will hold a conference call to discuss its second quarter results tomorrow, August 2, 2022 at 8:30 a.m. Eastern Time. Investors may access the conference call by dialing (866) 374-5140, Conference ID 28028506, or via the internet by visiting www.jrgh.net and clicking on the “Investor Relations” link. A webcast replay of the call will be available by visiting the company website.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, should, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and uncertainties, they include, among others, the following: the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves; inaccurate estimates and judgments in our risk management may expose us to greater risks than intended; the downgrade in the financial strength rating of our regulated insurance subsidiaries announced on May 7, 2021, or further downgrades, impacting our ability to attract and retain insurance and reinsurance business that our subsidiaries write, our competitive position, and our financial condition; the potential loss of key members of our management team or key employees and our ability to attract and retain personnel; adverse economic factors resulting in the sale of fewer policies than expected or an increase in the frequency or severity of claims, or both; the impact of a persistent high inflationary environment on our reserves, the values of our investment returns, and on our compensation expenses; exposure to credit risk, interest rate risk and other market risk in our investment portfolio; reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships; reliance on a select group of customers for a significant portion of our business and the impact of our potential failure to maintain, or decision to terminate, such relationships; our ability to obtain reinsurance coverage at prices and on terms that allow us to transfer risk and adequately protect our company against financial loss; losses resulting from reinsurance counterparties failing to pay us on reinsurance claims, insurance companies with whom we have a fronting arrangement failing to pay us for claims, or a former customer with whom we have an indemnification arrangement failing to perform its reimbursement obligations; inadequacy of premiums we charge to compensate us for our losses incurred; changes in laws or government regulation, including tax or insurance law and regulations; the ongoing effect of Public Law No. 115-97, informally titled the Tax Cuts and Jobs Act, which may have a significant effect on us including, among other things, by potentially increasing our tax rate, as well as on our shareholders; in the event we do not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and are therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U.S. federal income taxation; the Company or any of its foreign subsidiaries becoming subject to U.S. federal income taxation; a failure of any of the loss limitations or exclusions we utilize to shield us from unanticipated financial losses or legal exposures, or other liabilities; losses from catastrophic events, such as natural disasters and terrorist acts, which substantially exceed our expectations and/or exceed the amount of reinsurance we have purchased to protect us from such events; the
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JRVR Announces Second Quarter 2022 Results

August 1, 2022
effects of the COVID-19 pandemic and associated government actions on our operations and financial performance; potential effects on our business of emerging claim and coverage issues; the potential impact of internal or external fraud, operational errors, systems malfunctions or cyber security incidents; our ability to manage our growth effectively; failure to maintain effective internal controls in accordance with Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”); and changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those in the forward-looking statements, is contained in our filings with the U.S. Securities and Exchange Commission ("SEC"), including our most recently filed Annual Report on Form 10-K. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
Non-GAAP Financial Measures
In presenting James River Group Holdings, Ltd.’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (“GAAP”). Such measures, including underwriting profit (loss), adjusted net operating income (loss), tangible equity, tangible common equity, adjusted net operating return on tangible equity (which is calculated as annualized adjusted net operating income (loss) divided by the average quarterly tangible equity balances in the respective period), and adjusted net operating return on tangible common equity (which is calculated as annualized adjusted net operating income (loss) divided by the average quarterly tangible common equity balances in the respective period), are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those measures determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included at the end of this press release.
About James River Group Holdings, Ltd.
James River Group Holdings, Ltd. is a Bermuda-based insurance holding company that owns and operates a group of specialty insurance and reinsurance companies. The Company operates in three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance. Each of the Company’s regulated insurance subsidiaries are rated “A-” (Excellent) by A.M. Best Company.
Visit James River Group Holdings, Ltd. on the web at www.jrgh.net
For more information contact:
Brett Shirreffs
SVP, Finance, Investments and Investor Relations
InvestorRelations@jrgh.net
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JRVR Announces Second Quarter 2022 Results

August 1, 2022
James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

($ in thousands, except for share data)	June 30, 2022	December 31, 2021
ASSETS
Invested assets:
Fixed maturity securities, available-for-sale, at fair value	$1,597,695	$1,677,561
Equity securities, at fair value	98,653	108,410
Bank loan participations, at fair value	159,885	156,043
Short-term investments	130,435	136,563
Other invested assets	51,348	51,908
Total invested assets	2,038,016	2,130,485

Cash and cash equivalents	350,740	190,123
Restricted cash equivalents (a)	102,099	102,005
Accrued investment income	11,834	11,037
Premiums receivable and agents’ balances, net	374,465	393,967
Reinsurance recoverable on unpaid losses, net	1,570,885	1,348,628
Reinsurance recoverable on paid losses	106,509	82,235
Deferred policy acquisition costs	60,651	68,526
Goodwill and intangible assets	217,688	217,870
Other assets	432,388	403,674
Total assets	$5,265,275	$4,948,550

LIABILITIES AND SHAREHOLDERS’ EQUITY
Reserve for losses and loss adjustment expenses	$2,730,631	$2,748,473
Unearned premiums	723,062	727,552
Funds held (a)	353,685	97,360
Senior debt	222,300	262,300
Junior subordinated debt	104,055	104,055
Accrued expenses	55,047	57,920
Other liabilities	337,211	225,528
Total liabilities	4,525,991	4,223,188

Series A redeemable preferred shares	144,898	0
Total shareholders’ equity	594,386	725,362
Total liabilities, Series A redeemable preferred shares, and shareholders’ equity	$5,265,275	$4,948,550

Tangible equity (b)	$521,596	$507,492
Tangible equity per share outstanding (b)	$12.10	$13.58
Shareholders' equity per share outstanding	$15.87	$19.41
Common shares outstanding	37,450,264	37,373,066

(a) Restricted cash equivalents and the funds held liability includes funds posted by the Company to a trust account for the benefit of a third party administrator handling the claims on the Rasier commercial auto policies in run-off. Such funds held in trust secure the Company's obligations to reimburse the administrator for claims payments, and are primarily sourced from the collateral posted to the Company by Rasier and its affiliates to support their obligations under the indemnity agreements and the loss portfolio transfer reinsurance agreement with the Company. The funds held liability also includes a notional funds withheld account balance related to the loss portfolio transfer retrocession transaction that our Casualty Reinsurance segment entered into in the first quarter of 2022, which will be reduced on a quarterly basis by paid losses on the subject business.

(b) See “Reconciliation of Non-GAAP Measures”
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JRVR Announces Second Quarter 2022 Results

August 1, 2022
James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated (Loss) Income Statement Data
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands, except for share data)	2022	2021	2022	2021
REVENUES
Gross written premiums	$399,714	$380,146	$759,650	$753,401
Net written premiums	194,691	193,604	370,550	368,203

Net earned premiums	186,262	172,705	376,086	333,298
Net investment income	14,705	14,348	30,972	29,437
Net realized and unrealized (losses) gains on investments	(17,110)	3,483	(22,120)	9,755
Other income	949	1,031	1,816	2,057
Total revenues	184,806	191,567	386,754	374,547

EXPENSES
Losses and loss adjustment expenses	121,369	110,000	256,977	383,500
Other operating expenses	49,036	45,840	99,097	93,221
Other expenses	—	904	368	1,525
Interest expense	4,049	2,249	6,341	4,465
Amortization of intangible assets	91	91	182	182
Total expenses	174,545	159,084	362,965	482,893
Income (loss) before taxes	10,261	32,483	23,789	(108,346)
Income tax expense (benefit)	2,597	11,640	5,920	(25,729)
NET INCOME (LOSS)	$7,664	$20,843	$17,869	$(82,617)
Dividends on Series A preferred shares	(2,625)	0	(3,500)	0
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$5,039	$20,843	$14,369	$(82,617)
ADJUSTED NET OPERATING INCOME (LOSS) (a)	$20,025	$18,829	$33,892	$(89,966)

INCOME (LOSS) PER COMMON SHARE
Basic	$0.13	$0.61	$0.38	$(2.54)
Diluted	$0.13	$0.60	$0.38	$(2.54)

ADJUSTED NET OPERATING INCOME (LOSS) PER COMMON SHARE
Basic	$0.53	$0.55	$0.91	$(2.76)
Diluted (b)	$0.52	$0.54	$0.90	$(2.76)

Weighted-average common shares outstanding:
Basic	37,449,621	34,418,472	37,428,385	32,576,463
Diluted	37,732,371	34,586,997	37,643,634	32,576,463
Cash dividends declared per common share	$0.05	$0.30	$0.10	$0.60

Ratios:
Loss ratio	65.2%	63.7%	68.3%	115.1%
Expense ratio (c)	25.8%	26.0%	25.9%	27.4%
Combined ratio	91.0%	89.7%	94.2%	142.5%
Accident year loss ratio	66.0%	65.7%	66.9%	65.1%

(a) See "Reconciliation of Non-GAAP Measures".
(b) The outstanding Series A preferred shares were dilutive for the three months ended June 30, 2022. Dividends on the Series A preferred shares were added back to the numerator in the calculation and 5,640,158 common shares from an assumed conversion of the Series A preferred shares were included in the denominator.

(c) Calculated with a numerator comprising other operating expenses less gross fee income (in specific instances when the Company is not retaining insurance risk) included in “Other income” in our Condensed Consolidated Income Statements of $900,000 and $1,700,000 for the three and six months ended June 30, 2022, respectively ($954,000 and $1.9 million in the respective prior year periods), and a denominator of net earned premiums.

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JRVR Announces Second Quarter 2022 Results

August 1, 2022

James River Group Holdings, Ltd. and Subsidiaries
Segment Results

EXCESS AND SURPLUS LINES

	Three Months Ended June 30,			Six Months Ended June 30,
($ in thousands)	2022	2021	% Change	2022	2021	% Change
Gross written premiums	$266,635	$214,014	24.6%	$470,917	$395,372	19.1%
Net written premiums	$166,004	$135,163	22.8%	$291,714	$243,596	19.8%

Net earned premiums	$137,884	$117,945	16.9%	$269,185	$231,653	16.2%
Losses and loss adjustment expenses	(89,184)	(69,594)	28.1%	(174,109)	(311,336)	(44.1)%
Underwriting expenses	(26,366)	(21,434)	23.0%	(51,285)	(44,346)	15.6%
Underwriting profit (loss) (a)	$22,334	$26,917	(17.0)%	$43,791	$(124,029)	—

Ratios:
Loss ratio	64.7%	59.0%		64.7%	134.4%
Expense ratio	19.1%	18.2%		19.0%	19.1%
Combined ratio	83.8%	77.2%		83.7%	153.5%
Accident year loss ratio	64.7%	65.3%		64.7%	64.8%

(a) See "Reconciliation of Non-GAAP Measures".

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JRVR Announces Second Quarter 2022 Results

August 1, 2022
SPECIALTY ADMITTED INSURANCE

	Three Months Ended June 30,			Six Months Ended June 30,
($ in thousands)	2022	2021	% Change	2022	2021	% Change
Gross written premiums	$124,967	$129,189	(3.3)%	$250,677	$256,225	(2.2)%
Net written premiums	$18,390	$21,498	(14.5)%	$38,595	$43,503	(11.3)%

Net earned premiums	$18,141	$18,595	(2.4)%	$37,459	$34,952	7.2%
Losses and loss adjustment expenses	(13,217)	(13,366)	(1.1)%	(28,652)	(24,108)	18.8%
Underwriting expenses	(3,672)	(3,091)	18.8%	(7,346)	(7,440)	(1.3)%
Underwriting profit (a), (b)	$1,252	$2,138	(41.4)%	$1,461	$3,404	(57.1)%

Ratios:
Loss ratio	72.9%	71.9%		76.5%	69.0%
Expense ratio	20.2%	16.6%		19.6%	21.3%
Combined ratio	93.1%	88.5%		96.1%	90.3%
Accident year loss ratio	81.4%	77.3%		80.4%	74.7%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results for the three and six months ended June 30, 2022 include gross fee income of $5.9 million and $11.4 million, respectively ($5.4 million and $10.6 million in the respective prior year periods).

CASUALTY REINSURANCE

	Three Months Ended June 30,			Six Months Ended June 30,
($ in thousands)	2022	2021	% Change	2022	2021	% Change
Gross written premiums	$8,112	$36,943	(78.0)%	$38,056	$101,804	(62.6)%
Net written premiums	$10,297	$36,943	(72.1)%	$40,241	$81,104	(50.4)%

Net earned premiums	$30,237	$36,165	(16.4)%	$69,442	$66,693	4.1%
Losses and loss adjustment expenses	(18,968)	(27,040)	(29.9)%	(54,216)	(48,056)	12.8%
Underwriting expenses	(9,210)	(12,446)	(26.0)%	(22,004)	(23,583)	(6.7)%
Underwriting profit (loss) (a)	$2,059	$(3,321)	—	$(6,778)	$(4,946)	37.0%

Ratios:
Loss ratio	62.7%	74.8%		78.1%	72.1%
Expense ratio	30.5%	34.4%		31.7%	35.3%
Combined ratio	93.2%	109.2%		109.8%	107.4%
Accident year loss ratio	62.7%	60.9%		68.3%	60.8%

(a) See "Reconciliation of Non-GAAP Measures".

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JRVR Announces Second Quarter 2022 Results

August 1, 2022

RECONCILIATION OF NON-GAAP MEASURES

Underwriting Profit (Loss)

The following table reconciles the underwriting profit (loss) by individual operating segment and for the entire Company to consolidated income (loss) before taxes. We believe that the disclosure of underwriting profit (loss) by individual segment and of the Company as a whole is useful to investors, analysts, rating agencies and other users of our financial information in evaluating our performance because our objective is to consistently earn underwriting profits. We evaluate the performance of our segments and allocate resources based primarily on underwriting profit. We define underwriting profit (loss) as net earned premiums and gross fee income (in specific instances when the Company is not retaining insurance risk) less losses and loss adjustment expenses and other operating expenses. Other operating expenses include the underwriting, acquisition, and insurance expenses of the operating segments and, for consolidated underwriting profit (loss), the expenses of the Corporate and Other segment. Our definition of underwriting profit (loss) may not be comparable to that of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2022	2021	2022	2021
Underwriting profit (loss) of the operating segments:
Excess and Surplus Lines	$22,334	$26,917	$43,791	$(124,029)
Specialty Admitted Insurance	1,252	2,138	1,461	3,404
Casualty Reinsurance	2,059	(3,321)	(6,778)	(4,946)
Total underwriting profit (loss) of operating segments	25,645	25,734	38,474	(125,571)
Other operating expenses of the Corporate and Other segment	(8,888)	(7,915)	(16,762)	(15,971)
Underwriting profit (loss) (a)	16,757	17,819	21,712	(141,542)
Net investment income	14,705	14,348	30,972	29,437
Net realized and unrealized (losses) gains on investments	(17,110)	3,483	(22,120)	9,755
Other expense	49	(827)	(252)	(1,349)
Interest expense	(4,049)	(2,249)	(6,341)	(4,465)
Amortization of intangible assets	(91)	(91)	(182)	(182)
Consolidated income (loss) before taxes	$10,261	$32,483	$23,789	$(108,346)

(a) Included in underwriting results for the three and six months ended June 30, 2022 is gross fee income of $5.9 million and $11.4 million, respectively ($5.4 million and $10.6 million in the respective prior year periods).

Adjusted Net Operating Income (Loss)

We define adjusted net operating income (loss) as net income (loss) available to common shareholders excluding net realized and unrealized (losses) gains on investments, and certain non-operating expenses such as professional service fees related to a purported class action lawsuit, various strategic initiatives, and the filing of registration statements for the offering of securities, and severance costs associated with terminated employees. We use adjusted net operating income (loss) as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted net operating income (loss) should not be viewed as a substitute for net income (loss) calculated in accordance with GAAP, and our definition of adjusted net operating income (loss) may not be comparable to that of other companies.

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JRVR Announces Second Quarter 2022 Results

August 1, 2022
Our income (loss) available to common shareholders reconciles to our adjusted net operating income (loss) as follows:

	Three Months Ended June 30,
	2022		2021
($ in thousands)	Income Before Taxes	Net Income	Income Before Taxes	Net Income
Income available to common shareholders	$7,636	$5,039	$32,483	$20,843
Net realized and unrealized investment losses (gains)	17,110	14,986	(3,483)	(2,741)
Other expenses	—	—	811	727
Adjusted net operating income	$24,746	$20,025	$29,811	$18,829

	Six Months Ended June 30,
	2022		2021
($ in thousands)	Income Before Taxes	Net Income	Loss Before Taxes	Net Loss
Income (loss) available to common shareholders	$20,289	$14,369	$(108,346)	$(82,617)
Net realized and unrealized investment losses (gains)	22,120	19,176	(9,755)	(8,492)
Other expenses	347	347	1,338	1,143
Adjusted net operating income (loss)	$42,756	$33,892	$(116,763)	$(89,966)

Tangible Equity (per Share) and Tangible Common Equity (per Share)

We define tangible equity as shareholders' equity plus mezzanine Series A preferred shares less goodwill and intangible assets (net of amortization). We define tangible common equity as tangible equity less mezzanine Series A preferred shares. Our definition of tangible equity and tangible common equity may not be comparable to that of other companies, and it should not be viewed as a substitute for shareholders’ equity calculated in accordance with GAAP. We use tangible equity and tangible common equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure. The following table reconciles shareholders’ equity to tangible equity and tangible common equity for June 30, 2022, March 31, 2022, and December 31, 2021.

	June 30, 2022		March 31, 2022		December 31, 2021
($ in thousands, except for share data)	Equity	Equity per share	Equity	Equity per share	Equity	Equity per share
Shareholders' equity	$594,386	$15.87	$647,677	$17.30	$725,362	$19.41
Plus: Series A redeemable preferred shares	144,898		144,898		—
Less: Goodwill and intangible assets	217,688		217,779		217,870
Tangible equity	$521,596	$12.10	$574,796	$13.34	$507,492	$13.58
Less: Series A redeemable preferred shares	144,898		144,898		—
Tangible common equity	$376,698	$10.06	$429,898	$11.48	$507,492	$13.58

Common shares outstanding	37,450,264		37,448,314		37,373,066
Common shares from assumed conversion of Series A preferred shares	5,640,158		5,640,158		—
Common shares outstanding after assumed conversion of Series A preferred shares	43,090,422		43,088,472		37,373,066
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